UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 14, 2009 (October 8, 2009)

Management Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-152608	26-1749145
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30950 Rancho Viejo Road, Suite 120 San Juan Capistrano, California 92675
(Address of principal executive offices)

(949) 373-7286
(Registrant's telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On October 8, 2009, Management Energy, Inc. (the “Company”) entered into a settlement agreement with John Baugues, Jr., its former Chief Executive Officer, to resolve a dispute between the parties over business opportunities to develop coal mines in an area of Carbon County, Montana known as the Bridger-Fromberg-Bear Mountain project.   Under the terms of the settlement agreement:

•
Mr. Baugues (or his new entity) will pay to the Company an overriding royalty equal to 2% of the gross selling price of all coal produced from any property that is part of the Bridger-Fromberg-Bear Mountain project.

•
Mr. Baugues (or his new entity) will pay to the Company  an additional overriding royalty equal to 15% of the net profits from the mining and sale of all coal produced from any property that is part of the Bridger-Fromberg-Bear Mountain project.

•	The Company will have a right of first refusal to acquire up to a 50% interest in any property that becomes part of the Bridger-Fromberg-Bear Mountain project.
•
Mr. Baugues will surrender to the Company 15,925,000 shares of the Company’s common stock for cancellation and will cause to be surrendered 16,575,000 shares of the Company’s common stock held by the John T. Baugues Sr. Trust for cancellation.

•
Subject to Mr. Baugues (or a new entity to be formed by him) achieving certain development milestones, the Company: (i) will sublease to a new entity to be formed by Mr. Baugues, the Company’s mining lease for the 6,250 acre Bolzer property and (ii) will not interfere with the development of the Bridger-Fromberg-Bear Mountain project by Mr. Baugues (or his new entity).

•
To retain the Bolzer property sublease and other rights under the settlement agreement, Mr. Baugues (or his new entity) will be required to meet certain milestones (over a 15 month period) relating to obtaining financing, completing a drilling program, acquiring sufficient mining rights to constitute a viable development plan for the project, and submitting permitting applications.

•
Subject to performance of the terms of the settlement agreement, the Company and Mr. Baugues will release each other from any claims that they may have against the other as of the date of the settlement agreement.

Item 9.01.  Financial Statements and Exhibits

Exhibit No.	Description

10.1	Settlement Agreement dated October 8, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 14, 2009	MANAGEMENT ENERGY, INC.

	By:	/s/ Matt Szot
Name: Matt Szot
Title: Chief Financial Officer